Exhibit 99.4

Subject: 2016 plans and partnership/acquisition announcement

Dear [local greeting],

Earlier this week, we publicly shared our 2016 plans and made an exciting announcement that HomeAway has signed an agreement to become part of the Expedia family. This decision was not taken lightly and I am convinced it is the right one for our company, our employees, and most importantly to you, our customers. Together, we have built HomeAway into the world’s largest vacation rental marketplace and remain totally committed to helping each visitor book the perfect vacation home with you, our valued owners and property managers.

In partnership with Expedia, we plan to drive even more visitors to your listing than ever before. You may know that Expedia also owns Orbitz, Travelocity, Trivago and other leading travel brands. Once the transaction closes, we believe the combined network of HomeAway and Expedia will offer exposure that is second to none for vacation rental owners and managers. We also look forward to leveraging Expedia’s technology and expertise to make our products better than they are today. HomeAway will continue to operate as HomeAway, and we will remain commited to you. Your success is our top priority, and we will be here to support you any time you need us.

While we believe combining with Expedia will allow us to do much more together than apart, we already had exciting plans for 2016 in the works. Please read on to learn more about these plans:

•	More quality bookings - With our recently introduced best match system, we’re focused on delivering search results that drive more quality bookings than ever before. Best match prioritizes listings that have online booking, so starting in January, we will ask you to enable online booking with the payment method of your choice

•	More travelers– We plan to introduce a new service fee for travelers who book through HomeAway websites, enabling us to spend more on marketing to bring even more travelers to your property and highlight the benefits of vacation rentals to traditional hotel shoppers.

•	Peace of mind – We want travellers to book on HA sites with peace of mind so we plan to enhance traveler protection for things like fraud and double-bookings

•	Better value - For subscription customers, we will continue to offer discounts to those who have online booking and plan to offer further incentives for those who process bookings through HomeAway’s checkout. And for pay-per-booking customers, we’ll reduce the commission charged on each booking. These changes will roll out later next year and we’ll keep you fully apprised of our progress.

We are confident that our plans for 2016 will make our service even better than before and because HomeAway and Expedia share a passion for delivering amazing experiences for travelers and bookings to you, we couldn’t more be excited about what the future holds. In the months to come, we will share additional details so please don’t hesitate to reach out for questions in the meantime.

All my best,

Brian Sharples

CEO

Subject: Partnership/acquisition announcement

Dear [standard greeting] x,

Earlier this week, we publicly shared our 2016 plans and made an exciting announcement that HomeAway has signed an agreement to become part of the Expedia family. This decision was not taken lightly and I am convinced it is the right one for our company, our employees, and most importantly to you, our customers. Together, we have built HomeAway into the world’s largest vacation rental marketplace and remain totally committed to helping each visitor book the perfect vacation home with you, our valued owners and property managers.

In partnership with Expedia, we plan to drive even more visitors to your listing than ever before. You may know that Expedia also owns Orbitz, Travelocity, Trivago and other leading travel brands. Once the transaction closed, we believe the combined network of HomeAway and Expedia will offer exposure that is second to none for vacation rental owners and managers. We also look forward to leveraging Expedia’s technology and expertise to make our products better than they are today. HomeAway will continue to operate as HomeAway, and our commitment to you will not change. Your success is our top priority, and we will be here to support you any time you need us.

We are confident that our plans for 2016 will make our service even better than before and because HomeAway and Expedia share a passion for delivering amazing experiences for travelers and bookings to you, we couldn’t more be excited about what the future holds. In the months to come, we will share additional details so please don’t hesitate to reach out for questions in the meantime.

All my best,

Brian Sharples

CEO

Additional Information and Where to Find It

The exchange offer referenced in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares, nor is it a substitute for any offer materials that Expedia, Inc. (“Expedia”) and its acquisition subsidiary will file with the U.S. Securities and Exchange Commission (“SEC”). At the time the exchange offer is commenced, Expedia and its acquisition subsidiary will file a tender offer statement on Schedule TO, Expedia will file a registration statement on Form S-4, and HomeAway will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the exchange offer. THE EXCHANGE OFFER MATERIALS (INCLUDING AN OFFER TO EXCHANGE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER EXCHANGE OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION. HOMEAWAY STOCKHOLDERS ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF HOMEAWAY SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING EXCHANGING THEIR SECURITIES. The Offer to Exchange, the related Letter of Transmittal and certain other exchange offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of HomeAway stock at no expense to them. The exchange offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s website at www.sec.gov. Additional copies may be obtained for free by contacting Expedia’s Investor Relations department at (425) 679-3759.

In addition to the Offer to Exchange, the related Letter of Transmittal and certain other exchange offer documents, as well as the Solicitation/Recommendation Statement, Expedia and HomeAway file annual, quarterly and current reports and other information with the SEC. You may read and copy any reports or other information filed by Expedia and HomeAway at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Expedia and HomeAway’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.

Forward Looking Statements

This document includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements generally can be identified by phrases such as “will,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. Similarly, statements herein that describe the proposed transaction, including its financial and operational impact, and other statements of management’s beliefs, intentions or goals also are forward-looking statements. It is uncertain whether any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do, what impact they will have on the results of operations and financial condition of the combined companies or the price of Expedia or HomeAway stock. These forward-looking statements involve certain risks and uncertainties, many of which are beyond the parties’ control, that could cause actual results to differ materially from those indicated in such forward-looking statements, including but not limited to the ability of the parties to consummate the proposed transaction on a timely basis or at all and the satisfaction of the conditions precedent to consummation of the proposed transaction, including majority of HomeAway’s shares being validly tendered into the exchange offer, the ability to secure regulatory approvals on the terms expected, at all or in a timely manner; the ability of Expedia to successfully integrate HomeAway’s operations; the ability of Expedia to implement its plans, forecasts and other expectations with respect to HomeAway’s business after the completion of the transaction and realize expected synergies; business disruption following the merger; the proposed transaction may not be completed on the timeframe expected or at all; and the other risks and important factors contained and identified in Expedia’s and HomeAway’s filings with the Securities and Exchange Commission (the “SEC”), such as their respective Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K, any of which could cause actual results to differ materially from the forward-looking statements, the Tender Offer Statement on Schedule TO (including the offer to purchase, the letter of transmittal and other documents relating to the tender offer) to be filed by Expedia and its acquisition subsidiary, the registration statement on Form S-4 to be filed by Expedia, and the Solicitation/Recommendation Statement on Schedule 14D-9 to be filed by HomeAway. As a result of these and other risks, the proposed transaction may not be completed on the timeframe expected or at all. The forward-looking statements included in this press release are made only as of the date hereof. Neither Expedia nor HomeAway undertakes any obligation to update the forward-looking statements to reflect subsequent events or circumstances, except as required by law.